Exhibit 99.1

Interlink Electronics Reports First Quarter 2023 Results

Revenue increased 65% from year ago quarter on acquisitions and organic growth

May 11, 2023 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading trusted technology partner in the rapidly advancing world of human-machine interface (HMI) devices, sensors, membrane keypads and other cutting-edge technologies, today announced its financial results for the three months ended March 31, 2023.

Revenue for the quarter was approximately $3.3 million, up 65% from the prior year period due to revenues from the gas-sensor operations acquired in December 2022 and increased sales of the company’s traditional force-sensor products. This in turn drove a 28% increase in the company’s gross profit to approximately $1.6 million.

The following table sets forth the consolidated financial highlights.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended March 31,
Consolidated Financial Results	2023	2022	$ ∆	% ∆
Revenue	$3,278	$1,991	$1,287	64.6%
Gross profit	$1,587	$1,241	$346	27.9%
Gross margin	48.4%	62.3%
Income (loss) from operations	$(173)	$18	$(191)
Net income (loss)	$(191)	$142	$(333)
Net income (loss) applicable to common stockholders	$(291)	$42	$(333)
Earnings (loss) per common share – diluted	$(0.04)	$0.01	$(0.05)

•	Revenue in the first quarter of 2023 increased approximately 65% from the same quarter last year, due primarily to the inclusion of revenues from the SPEC Sensors and KWJ Engineering electrochemical gas sensor businesses that were acquired in December 2022 and also to an increase in shipments to our medical market customers reflecting the easing of pandemic restrictions that previously delayed installations of their products in hospitals settings.

•	Gross profit in the first quarter was up 28% compared to the year ago quarter due to increased revenues, while gross margin percentage fell from 62% to 48% due primarily to higher materials and components costs on certain orders (as impacted by the global chip shortage, which we expect will impact our gross margins through 2023), fluctuations in production efficiencies in our manufacturing operations, and changes in customer and product mix.

•	Net income/loss was a loss of $191,000 for the quarter compared with income of $142,000 in the year ago quarter, due primarily to higher selling, general and administrative expenses and research and development costs attributable to the SPEC and KWJ businesses. The prior period benefited from the inclusion of $156,000 of gains on marketable securities, while this quarter included interest income of $67,000.

•	Interlink ended the quarter with $6.7 million of cash and cash equivalents.

“Our traditional force-sensor resistor and human-machine interface markets saw strong growth in this quarter,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “At the same time, we are excited for the tremendous potential we see in the gas-sensor market with SPEC and KWJ, and we are already seeing impressive performance in membrane keypads and printed circuits with Calman Technology, which was acquired too late in the quarter to have a meaningful effect on these results. Overall, we look forward to building on our current annual revenue run rate of over $14 million as we explore new markets and acquisition opportunities.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted technology partner in the rapidly advancing world of human-machine interface (HMI) devices, sensors, membrane keypads and other cutting-edge technologies. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 38 years, Interlink has led the printed electronics industry to commercialize its patented Force Sensing Resistor® technology. It has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets – including medical, automotive, consumer electronics, telecommunications, and industrial control – providing standard and custom-designed sensors that give engineers the flexibility and functionality they seek in today’s sophisticated electronic devices.

Recent acquisitions have expanded the Company’s portfolio of products and services into new areas. SPEC Sensors and KWJ Engineering, purchased in December 2022, offer industry-leading design and manufacture of electrochemical gas-sensing technology for industry, community, health and home, providing custom solutions, advanced sensors, innovative products and unique services with uses in fields such as carbon monoxide and ozone detection and air quality monitoring. Calman Technology Limited, acquired in March 2023, brings over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays and label product, with customers in fields such as medical devices and defense technologies and operations across the UK and Europe.

Interlink serves an international customer base from our corporate headquarters in Irvine, California; our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; our advanced printed-electronics manufacturing facilities in Shenzhen, China, and Irvine, Scotland; and our proprietary production and product development facility in Newark, California.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press include statements about our acquisition program, our projected annual revenue run rate, and the effects of recent acquisitions, including contributions to our products, manufacturing operations and the markets we serve. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2023	2022

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$6,690	$10,091
Accounts receivable, net	2,263	1,178
Inventories	2,976	2,112
Prepaid expenses and other current assets	505	321
Total current assets	12,434	13,702
Property, plant and equipment, net	309	184
Intangible assets, net	64	76
Goodwill	4,856	650
Right-of-use assets	224	172
Deferred tax assets	135	134
Other assets	73	65
Total assets	$18,095	$14,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,969	$273
Accrued liabilities	530	568
Lease liabilities, current	144	131
Accrued income taxes	630	117
Total current liabilities	4,273	1,089

Long-term liabilities
Lease liabilities, long term	83	46
Total long-term liabilities	83	46
Total liabilities	4,356	1,135

Stockholders’ equity
Preferred stock	2	2
Common stock	7	7
Additional paid-in-capital	62,617	62,617
Accumulated other comprehensive income (loss)	84	(98)
Accumulated deficit	(48,971)	(48,680)
Total stockholders’ equity	13,739	13,848
Total liabilities and stockholders’ equity	$18,095	$14,983

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2023	2022

	(in thousands, except per share data)
Revenue, net	$3,278	$1,991
Cost of revenue	1,691	750
Gross profit	1,587	1,241
Operating expenses:
Engineering, research and development	527	263
Selling, general and administrative	1,233	960
Total operating expenses	1,760	1,223
Income (loss) from operations	(173)	18
Other income (expense):
Other income (expense), net	64	155
Income (loss) before income taxes	(109)	173
Income tax expense	82	31
Net income (loss)	$(191)	$142

Net income (loss) applicable to common stockholders	$(291)	$42
Earnings (loss) per common share – basic and diluted	$(0.04)	$0.01
Weighted average common shares outstanding – basic and diluted	6,610	6,602